Exhibit 11

CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

        It is the policy of IncrediMail Ltd. (the “Company”) to conduct its affairs in accordance with all laws, rules and regulations that are applicable to the Company. This Code of Business Conduct and Ethics (the “Code”) applies to the Company’s employees, officers and non-employee directors. This Code is the Company’s “code of ethics” as defined in Item 16B of Form 20-F and is designed to promote:

—	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

—	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

—	compliance with applicable governmental laws, rules and regulations;

—	the prompt internal reporting to the appropriate person of violations of this Code; and

—	accountability for adherence to this Code.

        The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Chief Compliance Officer, or other appropriate personnel when in doubt about the best course of action in a particular situation. The Chief Compliance Officer will talk to the Chairperson of the Board or the Chairperson of the Audit Committee with respect to stipulations applicable to him. Non-employee directors are encouraged to talk to the Chairperson of the Board or the Chairperson of the Audit Committee in such situations. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

        The Code covers a wide range of business practices and procedures and sets out basic principles to guide you. Specific Company policies and procedures provide details pertinent to many of the provisions of the Code and certain matters may be covered in employment agreements. To the extent there is a conflict between these procedures, policies or employment agreements and this Code, an employee must consult with the Chief Compliance Officer. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

        In the event of any conflict between the provisions of this Code and the provisions of the Israeli Companies Law of 1999 (the “Companies Law”) as they relate to officers’ and directors’ fiduciary duties, duty of care and interested party transactions, the provisions of the Companies Law shall prevail.

APPROVALS AND WAIVERS; AMENDMENTS; INTERPRETATION

        Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees (including executive officers who are not directors) requesting approval pursuant to this Code should request such approval from the Chief Compliance Officer. Approvals relating to directors and the Chief Compliance Officer must be obtained from the Chairperson of the Board or the Chairperson of the Audit Committee.

        Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to executive officers and directors may only be granted by the Company’s Board of Directors, and waivers relating to executive officers and directors must be disclosed to shareholders. All other waivers may be granted by the Chief Compliance Officer, or such officer’s designee.

        Changes in this Code may only be made by the Board of Directors and must be disclosed to shareholders. In some situations it may not be clear whether a provision of the Code is intended to apply to particular conduct. In such situations the Board of Directors has full power and authority to interpret the Code in a manner that they believe reflects the intent of the Board, and no determination that the Code was not intended to apply to such conduct shall be deemed to be a waiver of the Code’s prohibitions.

CONFLICTS OF INTEREST

        A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

        Employees should disclose any potential conflicts of interest to the Chief Compliance Officer or such officer’s designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and other members of the employee’s household. Directors and executive officers must also comply with the provisions of the Companies Law as they relate to their fiduciary duties and approval of related party transactions.

        Activities Outside the Company

        Although the Company has no interest in preventing employees from engaging in lawful activities during nonworking hours, employees must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company. For example, a Company employee generally may not, without approval by the Company:

—	engage in self-employment or perform paid or unpaid work for others in a field of interest similar to IncrediMail;

—	use proprietary or confidential Company information for personal gain or to the Company's detriment;

—	use Company assets or labor for personal use, except for incidental use permitted under the Company's policies;

—	acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company; or

—	appear to represent IncrediMail as the participant in an outside activity unless IncrediMail has authorized the employee to represent it.

        Service on Outside Boards of Directors

        Serving as a director of another corporation may create a conflict of interest. Serving as a director of a competitor corporation is not allowed. If in doubt, you should consult with the Chief Compliance Officer about your proposed service as a director of another corporation.

        Competitor Relationships

        Employees should avoid even the appearance of a conflict of interest in their relationships with competitors. A Company employee generally may not, without approval by the Company:

—	make or maintain a financial investment in a competitor, except for investments in publicly traded corporation not exceeding 0.5% of the outstanding common stock of such corporation;

—	provide compensated or uncompensated services to a competitor, except for services rendered under a valid Company contract with the competitor;

—	disclose any Company proprietary information to a competitor; or

—	utilize for any unauthorized purposes or disclose to a competitor or other third-party any proprietary data that has been entrusted to the Company by a customer or supplier.

        Corporate Opportunities & Resources

        You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, you may not use corporate property, information or position for personal gain. No employee may compete with the Company, directly or indirectly.

        You should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability.

        Company resources may be used for minor personal uses, so long as such use is reasonable, does not interfere with your duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

        Indirect Interests and Relationships

        A conflict of interest can also arise because of the business activities of your close relations. For example, a significant relationship with, or a significant financial interest in, any supplier, customer or competitor.

        An employee may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative. To protect the employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the Chief Compliance Officer or such officer’s designee.

BUSINESS RELATIONSHIPS

        The Company seeks to outperform its competition fairly and with honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

        Customer Relationships

        Our customers are of the utmost importance to us. The Company’s employees must always treat customers and potential customers according to the highest standards of business conduct.

        It is the Company’s policy to sell its products and services on their merits and to avoid making disparaging comments about the products and services of competitors unless they can be substantiated. Employees should be careful in this regard in commenting upon the character, financial condition, or potential legal or regulatory problems of competitors.

        Suppliers

        The Company’s suppliers are important to our business, and as such Company employees should always treat suppliers and potential suppliers in accordance with the highest standards of business conduct.

        Suppliers must be selected on the basis of objective criteria, such as value (quality for price), price, technical excellence, service reputation, the Company’s past experience with working with them and production/service capacity.

        Contracts and Commitments

        You may not enter into any agreement binding the Company without authorization.

        Employees involved in proposals, bid preparations or contract negotiations should strive to ensure that all statements, communications, and representations to prospective customers are truthful and accurate.

FAIR COMPETITION

        Fair competition laws, including Israeli and U.S. antitrust rules, limit what the Company can do with another company and what the Company can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

        Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

        Gifts

        Except as set out below, without approval by the Chief Compliance Officer or such officer’s designees, employees must refrain from giving and receiving business-related gifts.

—	No Company employee or agent may solicit or accept a gift (including any payment, compensation, loan or other financial favor) to or from a person or organization with the intention of influencing the recipient’s business judgment or conduct. Giving or accepting any unsolicited gifts having a value of not more than $50 where there is a business benefit or purpose for the gift and any benefits received do not influence, or appear to influence, selection and purchasing decisions is permitted. In some countries, gifts having a greater value are customary and may be given or accepted with the approval of the Chief Compliance Officer or such officer’s designees.

—	It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business. Cash equivalents include, among other things, checks, money orders and vouchers.

—	No employee may accept a customer, vendor or supplier discount for themselves unless it is generally available to the public or is approved and available to all Company employees.

        Company employees may entertain socially friends or relatives doing business with the Company provided that the entertainment is clearly not related to Company business. No expenses of such entertainment are reimbursable by the Company.

        Loans

        Employees may not accept loans from persons or entities having or seeking business with the Company, other than loans made or provided by a financial institution: (a) in its ordinary course of business, (b) of a type that is generally available by such institution to the public, and (c) made by such institution on market terms, or terms that are no more favorable than those offered by such institution to the general public. Executive officers and directors may not receive loans from the Company, nor may the Company arrange for any such loans.

        Meals, Entertainment, and Travel

        Employees may provide or accept meals and entertainment, including attendance at sporting or cultural events, as long as it is associated with an occasion at which business is discussed and is provided as a normal part of business. The value of the activity must be reasonable and permissible under the Company’s expense account procedures. Each employee should express care to insure that such activities are necessary and that their value and frequency are not excessive under all the applicable circumstances.

        Investment Activities

        Unless you have sought and received pre-approval, you may not:

—	participate in so-called "directed shares," "friends and family," and similar stock purchase programs of customers, vendors or suppliers of the Company;

—	invest in non-public companies that are, or are likely to be, customers, vendors or suppliers of the Company; or

—	invest in non-public companies in which the Company has made or is expected to make an investment.

        Bribes and Kickbacks

        The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed in “Doing Business Internationally” are permitted.

—	You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company other than facilitating payments.

—	You may not solicit or accept a kickback or bribe, in any form, for any reason.

DOING BUSINESS INTERNATIONALLY

        The Company is committed to the highest business conduct standards wherever it operates. The Company observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to Company employees, the following guidelines always apply:

—	Inform the Chief Compliance Officer of any complaint or suspicion regarding the Company’s or any of its employees’ business conduct; provided, however, that any complaints received by employees at the Company’s customer support department will be first reported to the manager of the customer support department, who will have the discretion to decide on the appropriate manner of handling such complaints or suspicions, including, when appropriate, informing the Chief Compliance Officer.

—	Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice, except for facilitating payments. You may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

—	Do not cooperate with illegal boycotts.

—	Observe all licensing requirements and the requirements of applicable import and export control laws.

        Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

        The Company is committed to complying with the laws regarding payments to government employees and officials. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The requirements pertaining to such payments are complex. Company employees engaged in international business activities must obtain prior approval of the Chief Compliance Officer before making any such payment.

        These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

POLITICAL CONTRIBUTIONS AND LOBBYING

        No political contributions are to be made using the Company’s funds or assets, or on its behalf, or appearing to be so, unless the contribution is lawful and expressly authorized in writing. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

        Nothing in this Code is intended to discourage you from making contributions of your own time or funds to political parties or candidates of your choice. However, you will not be compensated or reimbursed by the Company for any personal contributions.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

        You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet its obligations and to compete effectively. The Company’s records must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, or other documents except in accordance with the Company’s document retention policy is strictly prohibited.

        You must not create false or misleading documents or electronic records for any purpose relating to the Company, and no one may direct an employee to do so. Employees are also responsible for accurately reporting time worked.

        No undisclosed or unrecorded account or fund may be established for any purpose. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times. You may not unduly influence, manipulate or mislead any authorized audit of the Company’s financial statements or accounting books and records.

        The Designated Executives and any other person involved in the preparation of reports, documents and communications that are required under U.S. securities laws or that are otherwise made public by the Company, must provide full, fair, accurate, timely and understandable disclosure in such reports, documents and communications.

        The Designated Executives must provide full, fair, accurate, timely and understandable disclosure of relevant and material information that they possess to each other, to the Board of Directors of the Company (or any committee thereof) and to the shareholders of the Company in accordance with applicable law.

GOVERNMENT INVESTIGATIONS

        It is the policy of the Company to cooperate with all government investigations, if any shall be initiated. You must promptly notify the Chief Compliance Officer of any government investigation or inquiries from government agencies concerning the Company.

        You must not obstruct the collection of information, data or records relating to the Company. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or making misleading statements in any investigation relating to the Company. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

        Employees have the right to consult their own legal counsel at their own expense.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

        Employees, officers and directors who have access to the Company’s confidential information are not permitted to use it for their personal benefit or the benefit of others, or share that information for stock trading purposes or for any other purpose, except when the use is primarily for the purpose of benefiting the Company in the conduct of its business.

        Insider Trading

        Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. To the extent material and nonpublic, inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services contract awards and other similar information. Inside information is not limited to information about the Company. It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

        Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

        Trading or helping others trade while aware of inside information has potential serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

        Communications with the Media and the Financial Community

        The Company communicates with the press and with the financial community through official channels only. The Company provides accurate and timely information about its business, to investors, the media, and the general public. All inquiries received from financial analysts or the media concerning the Company should be directed to the Company’s Chief Financial Officer. All legal inquiries concerning the Company should be referred to the Company’s Chief Executive Officer. All inquiries regarding current or former employees of the Company should be referred to the Human Resources Department.

        Confidential Information

        You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

TECHNOLOGY USE AND PRIVACY

        The Company provides various technology resources to you to assist in performing your duties on behalf of the Company. You have the responsibility to use the Company’s technology resources in a manner that complies with applicable laws and Company policies. The Company reserves the right to limit such resources by any means available to it, including revoking resources altogether.

        You may not use the Company’s technology resources to violate any copyrights of the Company or of other individuals or entities.

        You may not use any of the Company’s technology resources for any illegal purpose, in violation of any Company policy, in a manner contrary to the best interests of the Company, in any way that discloses confidential or proprietary information of the Company or third parties on an unauthorized basis, or for personal gain.

OUR WORK ENVIRONMENT

        The diversity of the Company’s employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment. In addition, the Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

ENVIRONMENTAL

        The Company must fully comply with all applicable laws relating to the protection of the environment in the conduct of its business. Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations. Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

COMPLIANCE AND REPORTING

        Compliance

        Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

        Reporting Procedures and Other Inquiries

        Questions regarding the policies in this Code may be directed to the Chief Compliance Officer. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns and are expected to promptly report any concerns brought to their attention in their supervisorial capacity to the Chief Compliance Officer. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code, the Company’s accounting, internal controls or auditing matters, is encouraged to promptly report the matter to his or her immediate supervisor or to the Chief Compliance Officer. This may be submited in writing confidentially, and anonymously if you desire. Directors are encouraged to discuss any issues or concerns with the Chief Compliance Officer, the Chairperson of the Board or the Chairperson of the Audit Committee.

        When submitting concerns, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when you submit a complaint on an anonymous basis, since we will be unable to contact you with requests for additional information or clarification.

        We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened. Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

        All conversations, calls and reports made under this policy in good faith will be taken seriously. However, employees who file reports or provide evidence that they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by this policy and may be subject to corrective action up to and including immediate termination.

        Policy Prohibiting Unlawful Retaliation or Discrimination

        The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

        The Company Chief Compliance Officer

        Yaron Adler, Chief Executive Officer

By mail:	Mr. Ofer Adler
c/o IncrediMail Ltd.
4 HaNechoshet St.
Tel-Aviv, Israel 64710

By email:	cco@incredimail.com

        This document is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.

        This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. The most current version of this document can be found at www.incredimail-corp.com.